Exhibit 15.1

Awareness of Independent Registered
Public Accounting Firm

We are aware that our reports dated May 10, 2006, August 9, 2006 and November 6, 2006 on our reviews of interim financial information of Simmons First National Corporation for the periods ended March 31, 2006 and 2005, June 30, 2006 and 2005, and September 30, 2006 and 2005, respectively, and included in the Company’s quarterly reports on Form 10-Q are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ BKD, LLP

Pine Bluff, Arkansas
November 10, 2006